EXHIBIT 99.4

Renovaro Strengthens Balance Sheet Through Debt Conversion and Advances AI-Driven Initiatives

Los Angeles, CA – [Date]

Renovaro Inc. (NASDAQ: RENB), an AI-driven precision medicine company, today announced that senior debt holders have agreed to convert an aggregate of approximately $9.7 million of outstanding senior debt into convertible debt which they have elected to convert into equity.

Under the terms of the agreement, the Company will issue an aggregate of approximately 53.6 million shares of common stock at a conversion price of $0.30 per share. This share issuance includes both the principal amount of the debt, and an inducement provided to the lenders to facilitate the conversion resulting in the full retirement of the $9.7 million in senior debt.

This strategic move significantly enhances Renovaro’s balance sheet by reducing outstanding debt and interest obligations, positioning the company for greater financial flexibility and long-term growth. The company has also launched a targeted cost-saving program aimed at improving operational efficiency and preserving capital to support its innovation roadmap.

“The decision by senior debt holders to convert into equity reflects a strong vote of confidence in Renovaro’s vision and trajectory,” said David Weinstein, Chief Executive Officer of Renovaro. “By fortifying our financial foundation, we are better positioned to accelerate our AI-driven drug discovery and diagnostic platforms that have the potential to transform patient care.”

The debt conversion initiative, combined with internal cost optimizations, strengthens Renovaro’s ability to invest in its proprietary technology stack and scale partnerships in the life sciences and defense sectors. The company remains committed to executing on its strategic objectives and delivering long-term value to shareholders.

About Renovaro (NASDAQ: RENB)

Renovaro is a forward-looking biotechnology company harnessing the power of artificial intelligence and data science to develop innovative therapies and diagnostics in oncology, infectious disease, and autoimmune disorders. By integrating cutting-edge machine learning with biomedical research, Renovaro aims to dramatically improve treatment outcomes and enable earlier disease detection.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and subject to risks and uncertainties that could cause actual results to differ materially. Please refer to our filings with the SEC for a discussion of these risks.

Investor Contact:

Your Name: Nathan Fuentes

Title CFO

investors@renovaro.com

Phone Number

Company Website: www.renovarogroup.com